Execution Copy

PACTIV-OMNI GERMANY HOLDINGS GMBH
as Pledgor

PACTIV DEUTSCHLAND HOLDINGGESELLSCHAFT MBH
as the Company

THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

SHARE PLEDGE AGREEMENT RELATING TO THE SHARES IN PACTIV DEUTSCHLAND HOLDINGGESELLSCHAFT MBH

(Geschaftsanteilsverpfandung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail commu nication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

19245-3-4681-v0.7    70-40145101

CLIFFORD CHANCE DEUTSCH LAND LLP IS A LIMITED LIABILITY PARTNERSHIP WITH REGISTERED OFFICE AT 1o UPPER BANK STREET, LONDON E14 5JJ, REGISTERED IN ENGLAND AND WALES UNDER OC393460. A BRANCH OFFICE OF THE PARTNERSHIP IS REGISTERED IN THE PARTNERSHIP REGISTER AT FRANKFURT AM MAIN LOCAL COURT UNDER PR 2189.

Contents

Clause    Page

1.	Definitions and Language 5

2.	Pledged Shares 12

3.	Pledge 13

4.	Scope of the Pledge 13

5.	Purpose of the Pledge 14

6.	Exercise of Membership Rights 14

7.	Enforcement of the Pledge 14

8.	Limitations on Enforcement 16

9.	Approval and Confirmation 18

10.	Undertakings of the Pledgor 19

11.	Delegation 20

12.	Indemnity 20

13.	No Liability 21

14.	Duration and Independence 21

15.	Release of Pledge (Pfandfreigabe ) 22

16.	Partial Invalidity; Waiver 22

17.	Amendments 23

18.	Notices and their Language 23

19.	Notification 25

20.	Applicable Law, Jurisdiction 25
Schedule 1    26
Part 1 List of Current Borrowers    26
Part 2 List of Current Guarantors, Current October 2010 Secured Notes Guarantors, Current February 2011 Secured Notes Guarantors, Current August 2011 Secured Notes Guarantors and Cunent September 2012 Secured Notes Guarantors    27
Part 3 Copy of Shareholders List (Gesellschaperliste )    32

This SHARE PLEDGE AGREEMENT (the "Agreement") is made on 18 December 2014 BETWEEN:

(1)
Pactiv-Omni Germany Holdings GmbH, a limited liability company ( Gesellschaft mit beschrankter Hajiung) organised under the laws of the Federal Republic of Germany having its corporate seat in Frankfurt am Main, Germany and its business address at Friedensallee 25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht ) of Frankfurt am Main under HRB 99770 (the "Pledgor");

(2)
Pactiv Deutschland Holdinggesellschaft mbH, a limited liability company (Gesellschaji mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Han1burg, Ge1many and its business address at FriedensstraBe 23-25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister ) of the local court (Amtsgericht ) of Hamburg under HRB 71774 (the "Company); and

(3)
The Bank of New York Mellon, a public company incorporated under the laws of the state of New York and having its business address at 1 Wall Street, New York, NY 10286, The United States of America in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the "Collateral Agent" or the "Pledgee").

WHEREAS:

(A)
Pursuant to the third amended and restated senior secured multi-currency term and revolving credit agreement dated 28 September 2012 of up to USD 2,355,000,000 and EUR 380,000,000 between, inter alios, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the "Current Borrowers"), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the "Current Guarantors"), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the "Third Amended and Restated Credit Agreement"), which amends and restates the multi-currency term and revolving credit agreement originally dated 5 November 2009 between, inter alios, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Third Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the "Credit Agreement"), certain lenders (together the "Original Lenders") have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)
Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alios, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the "Escrow Issuers"), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the "October 2010 Secured Notes Indenture"), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the " October 2010 Secured Notes"). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers (as defined below), with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 Secured Notes guarantors (the "Current October 2010 Secured Notes Guarantors").

(C)
Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter altos, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the "February 2011 Secured Notes Indenture"), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the "February 2011 Secured Notes") which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as cunent February 2011 Secured Notes guarantors (the "Current February 2011 Secured Notes Guarantors").

(D) Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alios, the RGHL US Escrow II and RGHL US Escrow II Inc. as escrow issuers (the "August 2011 Escrow Issuers"), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the "August 2011 Secured Notes Indenture 11), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the "August 2011 Secured Notes 11). In connection with the release from escrow of the proceeds of the August 2011 Secured Notes, which occurred on 8 September 2011 RGHL US Escrow II Inc. and RGHL US Escrow II LLC were merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the "August 2011 Ultimate Issuers"), respectively, and the obligations of the August 2011 Escrow Issuers were assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. The August 2011 Ultimate Issuers and certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 2 hereto which have acceded to the August 2011 Secured Notes Indenture as cunent August 2011 Secured Notes guarantors (the "Current August

2011 Secured Notes Guarantors") guarantee the August 2011 Secured Notes.

(E)
Pursuant to a senior secured notes indenture dated 28 September 2012 between, inter alios, the Issuers, The Bank of New York Mellon as indenture trustee, principal paying agent, transfer agent, collateral agent and registrar, The Bank of New York Mellon, London Branch as paying agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the "September 2012 Secured Notes Indenture"), the Issuers have issued secured notes due 2020 in the aggregate principal amount of USD 3,250,000,000 (the "September 2012 Secured Notes") which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current September 2012 Secured Notes guarantors (the "Current September 2012 Secured Notes Guarantors 11).

(F)
As a result of the Credit Agreement and the amendment No. 8 and incremental term loan assumption agreement dated 27 November 2013 between, inter alios, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the "Amendment No. 8 and Incremental Term Loan Assumption Agreement") certain lenders agreed to grant incremental term loans in an aggregate amount of up to USD 2,212,650,000 and EUR 297,000,000 to repay the existing borrowings under the Third Amended and Restated Credit Agreement

(G)
As a result of the Credit Agreement and the loan modification agreement dated 27 December 2013 between, inter alios, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the "Loan Modification Agreement"), the parties agreed to refinance certain indebtedness and amend certain terms of the revolving facility provided under the Credit Agreement, including without limitation, to extend the maturity and to reduce the aggregate principal amount of the Euro tranche of the revolving facility to EUR 54,235,000.

(H)
It is intended that the Pledgor will acquire the Existing Shares 1 (as defined below) in the Company from the Original Shareholder 1 (as defined below) on or about 1 January 2015 (the "Transfer"). At the date of the completion of that Transfer the Pledgor will become the owner of the Existing Shares 1 (the "Transfer Date").

(I)
The Existing Shares (as defined below) have been encumbered by the Original Shareholders (as defined below) pursuant to the Existing Share Pledge Agreements (as defined below). The parties enter into this Agreement to ensure that the Pledgor grants a pledge over all its shares in the Company.

(J)
The Pledger has agreed to grant a pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee's respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(K)	On or about the date hereof the Pledgor has agreed to become a guarantor under the Credit Agreement, an October 2010 Secured Notes Guarantor, a February 2011

Secured Notes Guarantor, an August 2011 Notes Guarantor, a September 2012 Secured Notes Guarantor and to accede to the Existing Intercreditor Agreement, the 2013 Intercreditor Agreement and the First Lien Intercreditor Agreement (each as defined below).

(L) The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alias, the Collateral Agent, The Bank of New York Mellon as indenture trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the "First Lien lntercreditor Agreement").

NOW, IT IS AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

"Administrative Agent" means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

"Amendment No. 1 and Joinder Agreement" means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

"August 2011 Secured Notes Documents" shall mean the August 2011 Secured Notes Indenture, the August 2011 Secured Notes Guarantees, the August 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the August 2011 Secured Notes and/or the August 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

"August 2011 Secured Notes Guarantees" shall mean the guarantees of the obligations of the Issuers under the August 2011 Secured Notes and the August 2011 Secured Notes Indentue by the August 2011 Secured Notes Guarantors.

"August 2011 Secured Notes Guarantors" means the Current August 2011 Secured Notes Guarantors and any entity which may accede to the August 2011 Secured Notes Indenture as an additional guarantor.

"August 2011 Secured Notes Holders" shall mean the holders from time to time of the August 2011 Secured Notes.

"August 2011 Secured Notes Indenture Trustee" shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the August 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the August 2011 Secured Notes Indenture.

"Borrowers" means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and 11Borrower 11 means any of them.

"Cash Management Bank" shall mean any Lender, the Administrative Agent or any of the Lender's or the Administrative Agent's affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

"Cash Management Services" shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

"Credit Documents" shall mean the Loan Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents, the August 2011 Secured Notes Documents and the September 2012 Secured Notes Documents.

"Enforcement Event" shall mean the occurrence of an Event of Default.

"Event of Default" means any event of default (Kundigungsgrund) under the Credit Agreement and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the August 2011 Secured Notes Indenture and/or the September 2012 Secured Notes Indenture.

"Existing Intercreditor Agreement 11 means the intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alias, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.a r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

"Existing Shares 1" has the meaning given to such te1m in sub-Clause 2.1 hereof. "Existing Share 2" has the meaning given to such term in sub-Clause 2.1 hereof. "Existing Shares" has the meaning given to such term in sub-Clause 2.1 hereof.

"Existing Share Pledge Agreements" means:

(a)
the share pledge agreement dated 2 March 2011 and entered into between Pactiv Hamburg Holdings GmbH and Pactiv Corporation as pledgors and The Bank of New York Mellon as collateral agent and as pledgee;

(b)
the share pledge agreement dated 8 September 2011 and entered into between Pactiv Hamburg Holdings GmbH and Pactiv Corporation as pledgors and The Bank of New York Mellon as collateral agent and as pledgee;

(c)
the share pledge agreement dated 7 November 2012 and entered into between Pactiv Hamburg Holdings GmbH and Pactiv Corporation as pledgors and The Bank of New York Mellon as collateral agent and as pledgee; and

(d)	the share pledge agreement dated 14 February 2014 and entered into between SIG Beteiligungs GmbH and Pactiv LLC as pledgors and the Bank of New York Mellon as collateral agent and as pledgee.

11February 2011 Secured Notes Documents" shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

"February 2011 Secured Notes Guarantees" shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

"February 2011 Secured Notes Guarantors" means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as an additional guarantor.

"February 2011 Secured Notes Holders" shall mean the holders from time to time of the February 2011 Secured Notes.

"February 2011 Secured Notes Indenture Trustee" shall mean The Ban1c of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

"Future Shares" means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes

Kapital)) or otherwise.

"Grantors" means the Loan Parties, the Issuers, the August 2011 Ultimate Issuers, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors, the August 2011 Notes Guarantors and the September 2012 Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers, the August 2011 Ultimate Issuers, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors, the August 2011 Notes Guarantors and the September 2012 Secured Notes Guarantors under the Credit Documents and 11 Grantor11 means any of them.

"Grantors' Agent" shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

"Group" means Reynolds Group Holdings Limited and its direct and indirect subsidiaries ( Tochtergesellschaften).

"Hedge Counterparty" means any Lender, the Administrative Agent or any of the Lender's or the Administrative Agent's affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

"Incremental Assumption Agreement" shall mean an incremental assumption agreement relating to incremental facilities up to an aggregate of USD 750,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Tenn Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively in accordance with the Credit Agreement.

"Incremental Revolving Credit Lender" shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

"Incremental Revolving Credit Commitment" shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to malce available certain revolving credit loans to one or more Borrowers.

"Incremental Term Lender" shall mean a Lender with an Incremental Term Loan Commitment.

"Incremental Term Loan Commitment!! shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain incremental term loans to one or more Borrowers.

"2013 Intercreditor Agreement" means the intercreditor agreement dated 15 November 2013 between, inter alias, Beverage Packaging Holdings (Luxembourg) I S.A., Reynolds Group Holdings Limited, Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings II Issuer Inc., Credit Suisse AG as administrative agent and The Bank of New York Mellon as noteholders trustee.

ulntercreditor Arrangements" means the First Lien Intercreditor Agreement, the Existing Intercreditor Agreement and the 2013 Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

!!Issuers" means Reynolds Group Issuer    Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A and "Issuer" means any of them.

"Issuing Bank" means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

"Lenders!! shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and "Lender" means any of them.

"Loan Documents" shall mean the Credit Agreement, the Amendment No.1 and Joinder Agreement, the Third Amended and Restated Credit Agreement, the Amendment No. 8 and Incremental Term Loan Assumption Agreement and the Loan Modification Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

"Loan Parties" shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor (including the Pledgor) and a "Loan Party 11 means any of them.

11 Local Facilities" means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.a r.l. and the Borrowers) by a Local Facility Provider and "Local Facility" means any of them.

"Local Facility Agreements!! shall mean any agreement under which a Local Facility is made available.

"Local Facility Provider" means any Lender, bank or financial institution that has executed and delivered to the Administrative Agent an additional bank secured party acknowledgment with respect to a working capital facility in accordance with the Credit Agreement, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

"Obligations" shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incuned by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment ( ungerechtfertigte Bereicherung) or tort (Delikt).

uoctober 2010 Secured Notes Documents" shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the lntercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured ::\rotes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

"October 2010 Secured Notes Guarantees" shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

"October 2010 Secured Notes Guarantors" means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as an additional guarantor.

"October 2010 Secured Notes Holders" shall mean the holders from time to time of the October 2010 Secured Notes.

"October 2010 Secured Notes Indenture Trustee11 shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

"Original Shareholder 1" means SIG Beteiligungs GmbH, a limited liability company (Gesellschaft mit beschrankter Haflung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstrasse 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister ) of the local court (Amtsgericht ) of Dtiren under HRB 6373.

"Original Shareholder 211 means Pactiv LLC, a company organised under the laws of

Delaware, with the corporate identity number 0624402 having its business address at 1900 West Field Court, Lake Forest, IL 60045, USA.

"Original Shareholders" means, collectively, the Original Shareholder 1 and the Original Shareholder 2.

"Parallel Obligations" means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

"Pledge" and "Pledges" have the meanings given to such terms in sub-Clause 3.2

"Principal Finance Documents" means the Credit Agreement, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the August 2011 Secured Notes Indenture, the September 2012 Secured Notes Indenture and the First Lien Intercreditor Agreement.

"Promissory Note" shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

"Secured Parties" shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertal(en by any Grantor under any Credit Document, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders, the August 2011 Secured Notes Holders and the September 2012 Secured Notes Holders, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee, the August 2011 Secured Notes Indenture Trustee and the September 2012 Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

"September 2012 Secured Notes Documents" shall mean the September 2012 Secured Notes Indenture, the September 2012 Secured Notes Guarantees, the September 2012 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the September 2012 Secured Notes and/or the September 2012 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

"September 2012 Secured Notes Guarantees" shall mean the guarantees of the obligations of the Issuers under the September 2012 Secured Notes and the September 2012 Secured Notes Indenture by the September 2012 Secured Notes Guarantors.

"September 2012 Secured Notes Guarantors" means the Current September 2012 Secured Notes Guarantors and any entity which may accede to the September 2012 Secured Notes Indenture as an additional guarantor.

"September 2012 Secured Notes Holders" shall mean the holders from time to time of the September 2012 Secured Notes.

"September 2012 Secured Notes Indenture Trustee" shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the September 2012 Secured Notes Indenture and any successor appointed as indenture trustee under the September 2012 Secured Notes Indenture.

"Shares" means the Existing Shares 1 and Future Shares.

1.2	Construction

In this Agreement any reference to a 11 Clause11 , a "sub-Clause" or a "Schedule" shall, subject to any contrary indication, be construed as a reference to a Clause, a sub Clause or a Schedule hereof.

1.3
This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty five thousand) which is divided into three shares,

consisting of one share with a nominal amount (Nennbetrag) of EUR 5,750 (in words: Euro five thousand seven hundred fifty) can-ying the serial number (laufende Nummer) 1 and one share with the nominal amount of EUR 17,750 (in words: Euro seventeen thousand seven hundred fifty) carrying the serial number (laufende Nummer ) 2 (the "Existing Shares 111 , and one share with the nominal amount of EUR 1,500 (in words: Euro one thousand five hundred) carrying the serial number (laufende Nummer ) 3 (the "Existing Share 2"),

(the Existing Shares 1 and the Existing Share 2 are together the "Existing Shares").

2.2
The Original Shareholder 1 is the owner of the Existing Shares 1 and the Original Shareholder 2 is the owner of the Existing Share 2 and both Original Shareholders are registered as sueh in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister ), a copy of which is attached as Schedule 1 Part 3 (Copy of Shareholders List).

2.3	Following the occurrence of the Transfer, the Pledgor will be the owner of the Existing Shares 1 and will therefore become a shareholder of the Company.

3.	PLEDGE

3.1
The Pledgor hereby acknowledges to the Pledgee that it will acquire, subject to the Existing Share Pledge Agreements, the Existing Shares 1 in the Company from the Original Shareholder 1 at the time of completion of the Transfer and hereby acknowledges the pledges created by the Original Shareholder 1 for the benefit of the Pledgee pursuant to the provisions of the Existing Share Pledge Agreements, and the Pledgee hereby accepts such acknowledgements.

3.2
The Pledgor hereby pledges to the Pledgee the Existing Shares 1 which it will acquire on the Transfer Date and any Future Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the "Pledge" and/or the 11 Plcdgcs").

3.3	The Pledgee hereby accepts the Pledges.

3.4	The Pledges are in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGE

4.1	The Pledges constituted by this Agreement include:

(a)	the present and future rights to receive:

(i)	dividends attributable to the Shares, if any; and

(ii)
liquidation proceeds, redemption proceeds (Einziehungsentgelt ), repaid capital in case of a capital decrease, any compensation in case of termination (Kundigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe ), any repayment claim for any additional capital contributions (Nachschusse ) and all other pecuniary claims associated with the Shares;

(b)	the right to subscribe for newly issued shares; and

(c)
all other rights and benefits attributable to the Shares capable of being pledged (verpfiindbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabfuhrungsvertrag) or partial profit transfer agreement ( Teilgewinnafahrungsvertrag) which may be entered into between the Pledgor and the Company).

4.2
Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledges constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledges (or any part thereof):

(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)
all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares,

shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGE

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Burgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledges, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGE

7.1 If (i) an Enforcement Event has occuned and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledges are met (Pfandreife ), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledges, the Collateral Agent (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2
Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

7.3
The Pledgor hereby expressly agrees that 5 (five) business days' prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4
If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledges under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5
Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6
Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledges, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.8 below regardless of which resolutions are intended to be adopted.

7.7
The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledges over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding ( Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit ) and set-off (Einrede der Aiifrechenbarkeit ) pursuant to Sections 770, 1211 of the German Civil Code.

7.9
The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10
If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsilbergang auf den Verpfander) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company1s affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledges towards satisfaction of the Obligations without limitation in respect of:

(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself, the Company or by any of their subsidiaries; and

(b)
all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, the Company or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time

(in aggregate, the "Unlimited Enforcement Amount 11).

8.2
Besides an application of proceeds from an enforcement of the Pledges towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledges towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Pledges if and to the extent that:

(a)
the Pledges secure the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz ) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)
the application of proceeds of an enforcement of the Pledges towards the Obligations would have the effect of (x) reducing the Pledgor's net assets (Reinvermogen ) (the "Net Assets") to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby lead to a violation of the capital maintenance requirement as set out in Section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement

19245-3-4681-v0.7    - 16 -    70-4014510 l

shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.

8.3
The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor's assets (consisting of all assets which correspond to the items set forth in section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch ) less the aggregate amount of the Pledgor's liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:

(a)
any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor's business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)
obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsatze ordnungsmaj3iger Buchfuhrung ) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz ).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte ) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortfuhrungsprognose ), in particular when the Pledges are enforced.

8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:

(a)
without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledges (the "Notice"), the Pledgor has confirmed in writing to the Collateral Agent

(x) to what extent such Pledges are up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledges attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would othe1wise cause the Net Assets of the Pledgor to fall below its stated share capital (taldng

19245-3-4681-vO.7    - 17 -    70-40145101

0

into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the "Management Determination") and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor's stated share capital; or

(b) within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the "Determining Auditors") which shows the value of the Pledgor's Net Assets (the ''Balance Sheet"). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte ) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsatze ordnungsmaj3iger Buchfuhrung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledges towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.

8.5
If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledges in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6
No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledges (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.    APPROVAL AND CONFIRMATION

The Pledgor as a future shareholder of the Company hereby approves the Pledges over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledges are not subject to any approval of the Company.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1
to use its best efforts to ensure that a shareholders list (Gesellschafterliste ) is delivered without undue delay (unverziiglich) in accordance with section 40 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung), but in any event within 5 (five) business days from the date of the completion of the Transfer, for filing (Aufnahme) to the commercial register (Handelsregister ) in which it is registered (eingetragen) as owner of the Existing Shares 1;

10.2
to provide the Pledgee as soon as practicable, but at the latest by 31 January 2015, with a copy of the updated shareholders list (Gesellschafterliste ) as filed (aufgenommen) with the commercial register (Handelsregister ) which correctly reflects the shareholdings of the Pledgor in the Company following the completion of the Transfer;

10.3	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.4
to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register ( Handelsregister );

10.5
to promptly notify the Pledgee, by notification in writing of the registration of an objection ( Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste ) as filed (aiifgenommen) with the commercial register (Handelsregister ).

10.6	to promptly notify the Pledgee, by notification in wntmg, of any attachment
(Pfandung) in respect of any of the Shares or any ancillary rights set out in sub-Clause
4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfandungs beschluss), any transfer order (Uberweisungsbeschluss ) and all other documents necessary for a defence against the attachment;

10.7
in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.8
to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders' meeting at which a shareholders' resolution is intended to be adopted which would have a materially adverse effect upon the Pledges. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledges constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders1 meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee's right to attend a shareholders' meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.9
to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.10
not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.11
insofar as additional declarations or actions are necessary for the creation of the Pledges in favour of the Pledgee and at the Pledgee's reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.12
for the avoidance of doubt, notification and consent requirements as set out in sub Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and the Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such tenns and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee's agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys' fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee' s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual lmowledge thereof; provided that any failure to so notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee's own wilful misconduct ( Vorsatz) or gross negligence (grobe Fahrltissigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct ( Vorsatz) or gross negligence (grobe Fahrltissigkeit ) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1
This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2
This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it

14.3
This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4
Waiving Section 418 of the German Civil Code, the Pledger hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1
Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe ) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to their accessory nature (Akzessorietat ), cease to exist by operation of German mandatory law.

15.2
At any time when the total value of the aggregate security granted by the Pledger and any of the other Granters to secure the Obligations (the "Security"), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the 11Limit 11) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe ) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3
The parties aclmowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe ) to the Pledger as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.    PARTIAL INVALIDITY; WAIVER

16.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap ( Regelungslucke ) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

16.2
No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3
In particular, the Pledges shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1
All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:    Pactiv-Omni Germany Holdings GmbH

Address:

Fax: Attention:

Friedensallee 25,
22765 Hamburg, Germany

+49 40 39199 298

Managing Directors (Geschaftsfuhrung)

for the Pledgor with a copy to:

Address:

Telephone: Fax: Attention:

c/o Rank Group Limited Level 9 148 Quay Street
PO Box 3515
Auckland 1140 New Zealand

+649 3666 259

+649 3666 263

Helen Golding

For the Pledgee:

The Bank of New York Mellon

Address:

Telephone: Fax: Attention:

101 Barclay Street, 4E New York,
NY 10286
The United States of America

+212 298 1528

+212 815 5366

International Corporate Trust

18.2
Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3
All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4
Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.l The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2    The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2
The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taldng of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

Schedule 1

PART l
LIST OF CURRENT BORROWERS

SIG Euro Holding AG & Co. KGaA

Closure Systems International Holdings LLC Closure Systems International B.V.
Reynolds Consumer Products Holdings LLC Reynolds Group Holdings Inc.
Pactiv LLC

Beverage Packaging Holdings (Luxembourg) III S.a r.l. Evergreen Packaging Inc.
Reynolds Consumer Products Inc.

PART 2
LIST OF CURRENT GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS, CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS, CURRENT AUGUST 2011 SECURED NOTES GUARANTORS AND CURRENT SEPTEMBER 2012 SECURED NOTES GUARANTORS

SIG Austria Holding GmbH SIG Combibloc GmbH
SIG Combibloc GmbH & Co. KG

Closure Systems International (Brazil) Sistemas de Veda9ao Ltda. SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda Evergreen Packaging Canada Limited Pactiv Canada Inc.
Omni-Pac Ekco GmbH Verpackungsmittel Omni-Pac GmbH Verpackungsmittel
Pactiv Deutschland Holdinggesellschaft mbH Reynolds Consumer Products Canada Inc.
SIG Combibloc GmbH

SIG Combibloc Holding GmbH SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH SIG Euro Holding AG & Co. KGaA
SIG Information Technology GmbH SIG International Services GmbH SIG Beteiligungs GmbH
Closure Systems International Machinery (Germany) GmbH

Beverage Packaging Holdings (Luxembourg) I S.A. Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.a r.l. Evergreen Packaging (Luxembourg) S.a r.1.
Reynolds Group Issuer (Luxembourg) S.A.

Beverage Packaging Holdings (Luxembourg) IV S.a r.l. Beverage Packaging Holdings (Luxembourg) V S.A. Beverage Packaging Holdings (Luxembourg) VI S.a r.L CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V. CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de CV Pactiv Foodservice Mexico, S. de R.L. de C.V.
Grupo Corporativo Jaguar S.A. de C.V. Servicios Industriales Jaguar, S.A. de C.V. Servicio Terrestre Jaguar, S.A. de C.V. Pactiv Mexico S. de R.L. de C.V.
Closure Systems International B.V. Evergreen Packaging International B.V. Reynolds Packaging International B.V. Reynolds Group Holdings Limited Whakatane Mill Limited
SIG allCap AG

SIG Combibloc Group AG

SIG Combibloc Procurement AG SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG SIG Technology AG
SIG Combibloc Ltd.

Graham Packaging PX Company Graham Packaging PX, LLC Trans Western Polymers, Inc.
Bakers Choice Products, Inc. BCP/ Graham Holdings L.L.C.
Beverage Packaging Holdings II Issuer Inc. Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.

Closure Systems International Americas, Inc. Closure Systems International Holdings LLC Closure Systems International Inc.
Closure Systems International Packaging Machinery Inc. Closure Systems Mexico Holdings LLC
CSI Mexico LLC

CSI Sales & Technical Services Inc. Evergreen Packaging Inc.
GPACSUB LLC

GPC Capital Corp. I GPC Capital Corp. II GPC Holdings LLC

GPC OPCO GP LLC GPC SUB GP LLC
Graham Packaging Acquisition Corp. Graham Packaging Company, Inc.
Graham Packaging Company, L.P. Graham Packaging LC, L.P.
Graham Packaging LP Acquisition LLC Graham Packaging PET Technologies Inc. Graham Packaging Plastic Products Inc.
Graham Packaging PX Holding Corporation Graham Packaging Regioplast STS Inc.
Graham Packaging GP Acquisition LLC Pactiv LLC
Pactiv International Holdings Inc. Pactiv Management Company LLC PCA West Inc.
Pactiv Packaging Inc. RenPac Holdings Inc.
Reynolds Consumer Products Holdings LLC Reynolds Presto Products Inc.
Reynolds Consumer Products LLC Reynolds Group Holdings Inc.
Reynolds Group Issuer Inc. Reynolds Group Issuer LLC Reynolds Manufacturing, Inc.

Reynolds Services Inc. SIG Combibloc Inc.
SIG Holding USA, LLC

Spirit Foodservice Products LLC Spirit Foodservice LLC
Master Containers LLC Southern Plastics, Inc. BRPP, LLC
Graham Packaging Minster LLC Graham Packaging Holdings Company Graham Recycling Company, L.P. Graham Packaging West Jordan, LLC

PART 3
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

Geseltschaf terliste

der
Pactiv Deutschla nd Holdinggesellschaft mbH
mit dem Sitz in Hamburg
eingetragen Im Handelsregister des Amtsgerichts Hamburg zu HRB 71774

Gesellschafter	Wohnort/Sitz	Nennbetrag des	lfd. Nr. des
		Geschtiftsantei/s	Geschi:iftsanteils

SIG Beteiligungs    Linnich,    EUR 5.750,00    1
GmbH    AG Duren
HRB 6373
SIG Beteiligungs    Linnich,    EUR 17.750,00    2
GmbH    AG DOren
HRB 6373

Pactiv LLC	1900 West Field Court,	EUR 1.500,00	3
Lake Forest, IL 60045, Vereinlgte Staaten von Amerika

Summe Geschaftsanteile:    EUR 25.000,00

Hamburg,den 6. Juni 2013

Petro Kowalskyj
(Geschi:iftsfilhrer )

NOTARIAT AM ALSTERT OR

DR. ROLF-HERMANN HENNIGES    DR. WOLFGANG ENGELHARDT JOHANN JONETZKI DR. ROBERT DIEKGRAF    DR. ARNE HELMS, LL.M.    DR. MICHAEL VON HINDEN
NOTARE

ELEKTRON1SCH BEGLAUBIGTE ABSCHRIFT

Durch die von mir erstellte qualifizierte elektronische Signatur beglaubige ich die inhaltliche Ubereinstimmung dieses elektronischen Dokuments mit dem mir bei Erstellung der qualifi zierten elektronischen Signatur in Urschrift vorliegenden Dokument.

Hainburg, 18. Juni 2013

Dr. Wolfgang Engelhardt, Notar

2263886

ALSTERTOR 14 - 20095 HAMBURG ECKE FERDINANDSTRASSE TELEFON: (0 40) 30 05 02-0 TELEFAX: (0 40) 30 05 02-92/-93/-94
POSTANSCHRIFT: POSTFACH 10 54 09 20037HAJvIBURG

The Notary advised the persons appearing:

•
that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•
that notwithstanding Section 16 para 3 of the German Limited Liability Companies Act ( Gesetz betrejfend die Gesellschaften mit beschrtinkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously.encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

The above Agreement including the Schedules was read aloud by the Notary to the persons appearing, approved by them and signed by the persons appearing and by the Notary in their own hand as follows:

Copy    Execution Version

VOLLMACHT    POWER OF ATTORNEY

Reynolds Packaging International B.V.
eine nach dem Recht der Niederlande a company incorporated under the laws of gegrilndete Gesellschaft mit Sitz in Netherlands, having its seat in Teleportboulevard 140, 1043EJ Amsterdam Teleportboulevard 140, 1043EJ Amsterdam, Niederlande, eingetragen im Handelsregister the Netherlands, registered with commercial der Handelskammer (Kamer.van Koophande f) register (Kamer von Koophandel) under unter    Nummer    34291103    (die number 34291103 (the "Principal")
,,Volhnachtgeberin")
bevollmachtigt und beauftragt. hlermit, und zwar hereby authorizes, empowers and instructs with unter Befreiung van den Beschrfinkungen . des relief from the restrictions of Section 181
§ 181 BGB und mit dem Recht zur Eiteilmg Geiman Civil Code and with the right of von Untervollmacht im gleichen Um.fang, jede delegation and substitution to the same extent, der folgenden Personen    each of the following persons

Philipp von Holst Dr. Peter \Vand Klaudius Heda
Dr. Friedrich Popp Dr. Jan SchlOmer Alexander Wolff

alle geschaftsansassig in den Buros van each vvith a business address at the offices of Debevoise & Plimpton LLP, TaubenstraBe 7-9, Debevoise & Plimpton LLP; Taubenstrasse 7- 60313 Frankfurt am M Deutschland,    9. 60313 Frankfurt am Main> Gennany,

und zwar jeden einzeln, als bevollmachtigter each on his/her sole signature, to act for and on Vertreter im Nam.en der Vollmachtgeberin behalf of the Principal as attorney-in-fact and,

, folgende	Rechtsgeschafte und insuch capacity, to perform the following legal Rechtshandlungen vorzunehmen: acts and transactions:

Den Abschluss eines Verpfandungsvertrags mit Conclusion of a share pledge agreement vvith The Bank of New. York Mellon und/oder The Bank of New York Mellon and/or others anderen    zur Verpfandung    ihrer regarding the pledge of its shares in Pactiv Gesellschaftsanteile an Pactiv-Omni Ge1many Omni Germany Holdings OrubH, registered Holdings OmbH eingetragen im Handelsregister with the commercial register of the local court des Amtsgerichts Frankfurt am Main unter HRB of Frankfurt am Main under registration no. 99770 :mit Sitz in Frankfurt am Main (,,Pactiv HRB 99770 with its registered seat in Omni Germany").        Frankfurt am Main ("Pactiv-Omni
Germany").
Sfuntliche Rechte der Vollmachtgeberin als To exercise all rights of the Principal in its Gesellschafterin der Pactiv Omni Germany capacity as shareholder of Pactiv-Omni auszuilben, insbesondere an ordentlichen und Germany, in particular, to participate in auBerordentlichen    Gesellschafter- ordinary and extraortj.:biary shareholders1
\::::·:1i
Accession of Pactiv-Omni Germany Holdings GmbH - PoA -RPI BV
500089215v4

versammlungen der Pactiv-Omni Germany meetings of Pactiv-Omni Germany and adopt teilzunehmen und Gesellschafterbeschlilsse in shareholders1 resolutions in and outside of und    auBerhalb    von shareholders' meetings on any subj.ects, in Gesellschafterversammlungen fiber jegliche particular on the amendments/changes of the Beschlussgegenstande, · insbesondere fiber die articles of association;
Anderung des Gesellschaftsvertrags zu fassen;

Samtlicbe Erklarungen abzugeben und samtliche To make aU statements and do all acts and

•
Handlungen    vorzunehmen,    die    nach    dem things deemed necessary or useful, at the Ermessen    des Bevollmachtigten    erforderlich discretion of the attorney-in-fact (including oder    niltzlich    sind    (einschlieBlich    etwaiger applications with the commercial register). Anmeldungen zum Handelstegister).

Im Zweifel ist diese Vollmacht weit auszulegen. For the avoidance of doubt, this power of attorney is to be construed broadly.
Diese Vollmacht erlischt am 31. Januar 2015, This power of attorney shall lapse on January 24:00 Uht, wenn sie nicht zuvor wide:rrufen 31, 2015, 24:00 ifnot revoked earlier.
wurde.

Die Haftung des Bevollmachtigten beschrankt The attorney-in-fact's liability shall be limited sich auf Vorsatz und grobe Fahrlassigkeit.	to willful misconduct and gross negligence.

Die Vollmachtgeberin wird auf erstes Anfordem The Principal shall upon receipt of a first jeden oben geuannten Bevollmachtigten demand (auf erstes Anfordern) indemnify hinsichtlich Aufwendungen> Verluste> (jreistellen) each Attorney-in-Fact mentioned Verpflichtungen, Gerichtsurteilen, GeldbuBen, above against expenses, losses, liabilities, Strafen und Betragen, die in Vergleichen bezahlt judgments fines, penalties and amounts paid in wetden (einschlieHlich aller Zinsen, Abgaben settlement (including all interest, assessments und anderer GebUhren in diesem and other charges in connection therewith) Zusammenhang) :freistellen, die bei einem incurred by, or on behalf of, an Attomey-in Bevollmachtigten entstehen oder auf Fact in connection with this Power of Veranlassung eines Bevollmachtigten in Attorney.
Zusammenhang mit det Vollmacht ·entstehen.

Die deutschspracbige Fassung dieser Vollmacht The German version of this power of attorney ist bestirnmend.    shall prevail.

Die Vollmacht unterliegt dem Recht der The Power of Attorney shall be governed by Bundesrepublik Deutschland.	the laws of the Federal Republic of Germany.

[signature page follows]

2
Accession of Pactiv-Omni Ge!TI1any Holdings GmbH - PoA - RPI BV 500089215v4

Datum/Date: Jl'.Decembec QD \l(-

Reynolds Packaging fotermi tfonal B.V,

BY    -    -
Name: Carl Jo n Getz
Tltle: Director

Power of Attorney
Reynolds Packaging fntem.ational B.V.

opy

Execution·Version

POvVER OF ATTORNEY

Pactiv Deutschland Holdinggesellschaft mbH

Pactiv Deutschiand Holdinggesellschaft mbH is a limited liability company (Gesellschafl mit beschrankter Haftung) incorporated under the laws of Germany, with its registered seat in Hambmg, registered with the Commercial Registel' of the Local Court Hamburg under HR B 71774 (the <ICompani').

I.
PREAMBLE

The Company, SIG Beteiligu ngs GmbH ("SIG Beteilig ungs") and PactivOmni Germany Holdings GmbH ("Pactiv Omni") arc part of the Reynolds group of companies, which includes Reynolds Group Holdings Limited and each of its subsidiaries (collectively, the "Reynolds Group").

SIG Beteiligungs cunently holds the shares with the consecutive 11umbe1· 1 in the nominal amount of EUR 5)50 and with the consecutive number 2 in the nominal amou nt of EUR 17,750 in the Company (the "Company Shares").

The Company Shares are subject to pledges in favor of The Bank of New Yotk Mellon in accordance with the share pledge agreements dated 2 March 2011, 8 September 2011, 7 November 2012 and 14 Febrnary 2014 and entered into between SIG Beteiligungs and Pactiv LLC as pledgors and The Bank of New York Mellon as collateral agent and pledgee (the "Existing Share Pledge Agl'eements").

In the course of certain intra-group restructurings within the Reynolds Group, it is intended that Pactiv-Omni will assume the rights and obligations of SIG Beteiligungs under the Existing Share Pledge Agreements and/or will grant new pledges with respect to the Company Shares and any future shares in the Company and SIG Beteiligungs will be released from any obligations under the Existing Share Pledge Agreements in accordance with certain agreement(s) relating to amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security; and/or grant of new or additional security with respect to the Company Shares and any future shares in the Company (including any notices, certificates, officer's certificates, requests, waivers, authorisations, amendments, lette1·agreements, restatements, communications or othe1·documents to be made, executed or entered into in connection with the above, the "Share Pledge Transfer Documeutation").

II.
POWER OF ATTORNEY

The Company authorizes (bevollmtJchtigt) the persons listed in Schedule 1 (the
«Authorized Signatories») hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute an.d deliver the following:

1
1
Wizard - PoA re Share Pledge Transfer Docurnenlation - Pactiv Oautschland Holdinggesellschaft mbH

1.
the execution, delivery and performance of the Share Pledge Transfer Documentation, includ ing the execution of any notarial documents relating thereto, for purposes ofreceipt and acknowledgement of pledge notices;

2.	to receive pledge notices i n relation to a pledge of shares in the Company and to acknowledge the receipt thereof, and

3.
to do anything and considel', settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessaiy, expedient or incidental to any transaction or dealing contemplated by any of the above.

In connection with the transactions, the Company hereby declares as follows:

Th(} Authorized Signatories - each of them individually - am (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney al1d to h1clude the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to wHlful misconduct and g!'ossnegligence.

This Power of Attorney shall be valid until 3 l Janua1·y 2015, unless revoked earlier.

This Powe1· of Attorney shall be governed by the laws of the Federal Republic of Germany.

{signature page follows]

2
Wizard - PoA re Share Pled9e Transfer Documentation - Pactiv Deutsohland Holdinggesellsohaft mbH

SCHEDULE 3

Authorised Signatories

The following attorneys-at-la\V of Debevoise & Plimpton LLP, each with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Gennany:

1.    Philipp von Holst

2.	Dr. Peter Wand

3.	Klaudius Heda

4.	Dt. Friedrich Popp

5.	Alexander Wolff
6.    Dr. Jan SchlOmer

4
Wizard - PoA re Share Pledge Transfer Documentalicn • Pactiv Deutschland Holdlnggeselischaft mbH
(Step G.3.7)

qpy    Execution Version
POWER OF ATTORNEY

PactivOmni Germany Holdings GmbH

PactivOmni Germany Holdings GmbH is a limited liability company (Gesellschaft mit beschrankter Hafrung) incorporated under the laws of Germany, with its registered seat in Frankfmt am Ma:in, registered with the Commercial Register of the Local Court Frankfurt am Main under HRB 99770 (the "Company'-').

I.
PREAMBLE

The Company is part of the Reynolds group of companies, which includes Reynolds Group Holdings Limited ("RGHL") and each of its subsidiaries (the HReynolds Gronp")..

It is intended that the Company guarantee and/or provide security (as relevant) in respect of the existing financing arrangements of the Reynolds Group by way of:

(1)
the provision of a guarantee inrespect of the third amended and restated credit agreement dated as of September 28, 2012 (as amended, supplemented or otherwise modified from time to time, the "Third Arnended and Restated Credit Agreemenf '), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS INC., a Delaware corporation, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS INC., a Delaware corporation, SIG E'ORO HOLDJNG AG & CO. KGAA, a German partnership limited by shares, SIG AUSTRIA HOLDING GMBH, an Austrian limited liability company (Gesellschaft mit beschrankter Haftung), CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschapm met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) Ill
S.a r.l., a Luxembourg private limited liability company (societe a responsabilite limitee), REYNOLDS GROUP HOLDINGS LIMITED, a New
Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as Administrative Agent;

(2)
the provision of a guarantee in respect of the senior unsecured notes coissued in an amount of US$1,000,000,000 due 2018 (the "May 2010 Unsecured Notes") by accession to the senior notes indenture, dated as of May 4j 201O (the "May 2010 Unsecured Notes Indenture"), among Re)rnolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors party thereto, and The Bank of New York Mellon, as trustee, principal paying agent transfer agent and registrar and The Bank of New York Mellon, London Brarich, as paying agent;

(3)
the provision of a guarantee inrespect of the senior secured notes coissued in an amount of US$1,500,000,000 due 2019 (the "October 2010 Secured Notes,,) by accession to the senior secured notes indentilre, dated as of

1

October 15, 2010 (the "October 2010 Secured Notes Indenture"), among RGHL US Escrow I LLC, ROHL US Escrow IInc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

(4)
the provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of US$1,500,000,000 due 2019 (the "October 2010 Unsecured Notes") by accession to the senior notes indenture, dated as of October 15, 2010 (the "October 2010 Unsecured Notes Indenture0 , among RGHL US Escrow ILLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Banlc of New York Mellon, London Branch, as paying agent;

(5)
the provision of a guarantee inrespect of the senior secured notes co-issued in an amount of US$1,000,000,000 due 2021 (the "February 2011 Secured Notes'') by accession to the senior secured notes indenture dated as of February 1, 2011 (the "F'ebruary 2011 Secured Notes Indenture"), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A.. the guarantors party thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

(6)
the provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of US$1,000,000,000 due 2021 (the "February 2011 Unsecured Notes") by accession to the senior notes indenture, dated as of February 1, 2011 (the "February 2011 Unsecured Notes Indenture"), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors party thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent

(7) the provision of a guarantee in respect of the senior secured notes co-issued in the amou1t of US$1,500,000,000 due 2019 (the "August 2011 Secured Notes") by accession to the senior secured 110tes indenture, dated as of August 9, 2011 (the "August 2011 Seeul:'ed Notes Indentul'e"), among RGHL US Escrow II LL.C, RGHL US Escrow TI Inc., The Ban1c of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

. (8) the provision of a guarantee in respect of the senior notes co-issued in the amount of US$2,241,050,000 due 2019 (the "August 2011 Unsecured Notes") by accession to the senior notes indenture, dated as of August 9, 2011 (the "August 2011 UruJecured Notes Indenture"), among RGHL US Escrow II LLC, RGHL US Escrow II Inc., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent;

2

(9) the provision of a guarantee in respect of the senior notes co-issued in the amount of US$9,000,000 due 2019 (the "February 2012 Unsecured Notes") by accession to the senior notes indenture, dated as of February 15, 2012 (the "February 2012 Unsecured Notes Indenture"), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors party thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer. agent and registrar and The Bank of New York Mellon, London Branch, as paying agent;

(10) the provision of a guarantee in respect of the senior secured notes co-issued in the amount of US$3,250,000,000 due 2020 {the "September 2012 Secured Notes") by accession to the senior secured notes indenture, dated as of September 28, 2012 (the "September 2012 Secured Notes Indenture''), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors patty thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, Wilmington Trust {London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

(11)
the provision of a guarantee in respect of the senior notes co-issued in the amount of US$650,000,000 due 2016 (the "November 2013 Senior Notes") by accession to the senior notes :indenture, dated as of November 15, 2013 (the "November 2013 Senior Notes Indenture"), among Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings II Issuer Inc., the Closing Date Guarantors (as defined in the 2013 Senior Subordinated Notes Purchase Agreement), The Bat1.k of New York Mellon, as Trustee, Principal Paying Agent, Transfer Agent and Registrar, and The Bank of New York Mellon, London Branch, as Paying Agent;

(12)
the provision of a guarantee in respect of the senior subordinated notes co issued in the amount US$590,000,000 due 2017 (the ''December 2013 Subordinated Notes") by accession to the senior subordinated notes indenture, dated as of December 10, 2013 (the ''December 2013 Subordinated Notes Indenture"), among Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings II Issuer Inc., the Closing Date Guarantors (as defined in the 2013 Senior Subordinated Notes Purchase Agreement), The Bank of New York Mellon, as Trustee, Principal Paying Agent, Transfer Agent and Registrar, and The Banlc of New York Mellon, London Branch, as Paying Agent;

(13)
the accession to the intercreditor agreement dated May 11, 2007 (the "2007 Intercredltor Agreemenf '), as amended and/or restated, including without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee, and as further amended, supplemented or otherwise modified from time to time;

(14)
the accession to the intercreditor agreement, dated as of November 15, 2013 (the "2013 Intercreditor Agreement''), among RGHL, Beverage Packaging Holdings (Luxembourg) I S.A, the Administrative Agent, the Senior Notes Trustee and the original subordinated guarantors named therein, as amended by an Accession Agreement, dated as of December 10, 2013, between the Administrative Agent ahd the Subordinated Notes Trustee, and as further amended, supplemented or otherwise modified from time to time;

(15)
the accession to the :frrst lien intercreditor agreement dated as of November 5, 2009 (the "2009 fotercreditor Agreement", and together with the 2007 Intercreditor Agreement and the 2013 Intercreditor Agreement, the "Intercreditor Agreements"'), between, among others, The Bank of New York Mellon as collateral agent for the secured parties, Credit Suisse AG as representative for the credit agreement secured parties, The Bank of New York Mellon as representative for the indenture secured parties and the grantors from time to time party thereto, as amended by Amendment No. 1 and Joinder Agreement dated January 21, 2010 and as further amended, supplemented or otherwise modified from time to time;

(16)
the provision of security by the Company over certain assets to secure the obligations in respect of the Third Amended and Restated Credit Agreement, the October 2010 Secured Notes, the February 2011 Secured Notes, the August 2011 Seemed Notes and the September 2012 Secured Notes;

(collectively, the "Transactions,').

In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant the documents as more particularly described in Schedule 1 to this power of attorney (the "Transaction Documents").

rr.
POWER OF ATTORNEY
The Company authorizes (bevollmachtigt) the person or persons listed in Schedule 2 (the "Authorized Signatories") hereto, each of them individually, to act fat and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:

1.
execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed,. delivered and performed in order to give effect to the Transactions, (including any share pledge agreements relating to the shares in the Company for purposes of . receipt and acknowledgement of pledge notices, and any other notices, certificates, requests, communications or other documents (together with the Transaction Documents, the "Documents'');

.2. supplement, make alterations to and complete any blanks in any Documents (incfoding, but not limited to, altering or completing details of the parties), and

3.	to do anything and consider> settle, approve) sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant,uthorized
I . .

Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents (including receiving pledge notices in relation to a pledge of shares inthe Company and to acknowledge the receipt thereof).    ·

Inconnection with the Transactions, the Company hereby declares as follows:

The Authorized Signatories each of them individually - are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BOB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments> fines, penalties and amounts paid insettlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, fill Authorized Signatory inconnection with this Power of Attorney.

This Power of Attorney shall be governed by the laws of the Federal Republic of
Germany.

[signature page follows]

Pactlv-Omni Germany Holdings Gmb.H

Title: Managing Director

BY:
.;[
Name: Dr. Wolf-Friedrich Bahre
Title: Managing Director·

BY:

Nam.e: Steven Karl
Title: Managing Director

Power .of Ati:o;rn,ey.
Pactiv-Omni' Ger.niariy'Holdings GmbH

Pacti v-Omni Germany Holdings GmbH

BY:

Na me: Petro Kowalskyj Tit le: Managi ng Director

BY:

Na me: Dr. Wolf-Friedrich Bahre
Tit le: Managing Director

BY:
Name: Steven Karl
Title: Managing Director

Power of Attomey
Pactiv-Omni Genmmy Holdings GmbH

------------------------- -· ·- . ··--· --- ---

SCHEDULE !

Documents relating to the Third Amended and Restated Credit Agreement

1.	Guarantor Joinder to the Third Amended and Restated Credit Agreement.

Documents relating to the Notes

2.	Supplemental Indenture to May 2010 Unsecured Notes Indenture.

3.	Supplemental Indenture to the October 2010 Secured Notes Indenture.

4.	Supplemental Indenture to the October 2010 Unsecured Notes Indenture.

5.	Supplemental Indenture to the February 2011 Secure_d Notes Indenture.

6.	Supplemental Indenture to the February 2011 Unsecured Notes Indenture.

7.	Supplemental Indenture to the August 2011 Secured Notes Indenture.

8.	Supplemental Indenture to the August 2011 Unsecured Notes Indenture.

9.	Supplemental Indenture to the February 2012 Unsecured Notes Indenture.

, 10.    Supplemental Indenture to the September 2012 Secured Notes Indenture.

11.	Supplemental Indenture to the November 2013 Senior Notes Indenture.

12.	Supplemental Indenture to the December 2013 Subordinated Notes Indenture.

Documents relating to the Intercreditor Agreements

13.	Any Accession Agreement or Deed to any Intercreditor Agreement.

14.	Any process agent appointment letter, as required by any Intercreditor Agreement.

Security Documents

15.
Any agreements under which the Company grants security such as share pledge agreements, account pledge agreements, global assignment agreements, land charges, security transfer and assignment agreements (including such relating to intellectual property) or land charges irrespective whether such agreements require notarial recording.

16.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions. ·

17.
. Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, joinders, accessions, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

Other Documents relating to the Third Amended and Restated Credit Agreement, the
Notes, and the lntercreditor Agreements

18.	Any letters, notices or agreements of appointment in favour of certain related or lll1related persons to act as process agent on behalf of the Company in respect of the Transactions.

19.
Any notices, certificates, officer's certificates, requests, waivers, authorisations, amendments, letter agreements, res1;jltements, joinders, accessions, communications or other documents to be made, executed or enteted into in colinection with the above and/or the Transactions.

SCHEDULE 2

Authorised Signatories

1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Robert Bailey

and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:

1.    Philipp von Holst

2.	Dr. Peter Wand

3.	Klaudius Heda

4.	Alexander Wolff

5.	Dr. Jan Schlomer

6.	Dr. Friedrich Popp

Certified _Co py
,' '
(Convention de La Haye du 5 Octobre 1961)

1.	Country: United States of America This·public document

2.	has been signed by Norman Goodman

3:-    acting in the capadty of County Clerk

4.    bears the seal/stamp of the county of New York

:· Certified '
...

5.    at New York City, Nw York    6. the 2nd .day of December 2014
7.    by Special Deputy Secretary of State, State of New York

8.    No. NYC-306421

9.	Seal/Stamp 10. Signature

Sandra J. Tallman
Spe!?I Deputy Secretary of State

. '·

Apostille (REV· 09/2?tn) . .

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VOLLMACHT

POWER OF ATTORNEY

Praambel:

A.	Durch eine Glaubigervereinbarung "Erstrangige Glaubigervereinbarung"),

erstrangige
(die

Preamble:

A. The Bank of New York Mellon has been appointed as collateral agent {the "Collateral Agent") under a first lien intercreditor agreement (the "First Lien ursprunglich datiert vom 5. November 2009 (und danach erganzt, neu formuliert, nachgebessert, erneuert oder anderweitig geandert), zwischen, unter anderem, der Bank of New York Mellon als Sicherheitentreuhander und Vertreter gemar.. bestimmter An!eihebegebungsvertrage, Credit Suisse AG als Vertreterin gemar.. eines bestimmten        Kreditvertrages, Wilmington Trust {London) Limited als zusatzlichem Sicherheitentreuhander und jedem    Sicherheitengeber
{einschlieP..lich,    aber    ohne Beschrankung auf, Reynolds Consumer Products Holdings Inc., Reynolds Group Holdings Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer Inc.) {die "Sicherheitengeber"} wurde die Bank of New York Mellon zum Sicherheitentreuhander    {der "Sicherheitentreuhander") bestellt.

lntercreditor Agreement"} originally dated 5 November 2009 (as subsequently supplemented, restated, corrected, novated or otherwise amended from time to time) between, among others, the Bank of New York Mellon as collateral agent and representative under certain indentures, Credit Suisse AG as representative under a certain credit agreement, Wilmington Trust (London} Limited as an additional collateral agent and each grantor (including, without limitation, Reynolds Consumer Products Holdings Inc., Reynolds Group Holdings Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer Inc.) that are parties thereto (the "Grantors").

B.	Gemar.. der Glaubigervereinbarung

Erstrangigen kann	der

B.	Pursuant to the First Lien !ntercreditor Agreement, the Collateral Agent may

Sicherheitentreuhander    im
Zusammenhang    mit    den Verpflichtungen der Sicherheitengeber gemaB eines Kreditvertrags und bestimmter Anleihebegebungsvertrage bestimmte Sicherungsrechte fiir sich selbst und andere besicherte Parteien halten.

hold certain security interests for itself and other secured parties in connection with the obligations of the Grantors under the credit agreement and the indentures referred to above.

Die    The undersigned

THE BANK OF NEW YORK MELLON

Project Wizard Power of Attorney

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(die "Gesellschaft")
eine nach den Vorschriften des Bundesstaates New York ordnungsgemaf1 gegrundete und bestehende Bankgesellschaft

(the "Company")

a banking corporation company duly incorporated and existing under the laws of the State of New York

geschaftsansassig	with business address at One Wall Street
New York, NY 10286 United·States of America
(der ''Vollmachtgeber")    (the "Grantor of Power")

erteilt hiermit jeweils einzeln	hereby individually instructs and authorises Ms. Tereza Sipkova
Mr. Christopher Strakosch Mr. Tsampikos Trigenis

van    of

THE BANK OF NEW YORK MELLON, FRANKFURT BRANCH

samtlich geschaftsansassig    all with business address at

MesseTurm, Friedrich-Ebert-Anlage 49 60327 Frankfurt am Main
Federal Republic of Germany

Ueweils ein "Bevollmachtigter")    (each an "Agent")

Auftrag und Vollmacht, und zwar je einzeln,    each solely,

1 im Namen der Gesellschaft in ihrer Funktion als Sicherheitentreuhander und im Namen anderer besicherter Parteien, die Rechte auf die Gesel!schaft	als
Sicherheitentreuhander ubertragen haben, in samtlichen Angelegenheiten tatig zu werden in Bezug auf

1 to act on behalf of the Company in its capacity as Collateral Agent and· on behalf of other secured parties who have vested rights in the company as their Collateral Agent in any and all matters in respect to

(i)	den Abschluss, die Beglaubigung, die
DurchfGhrung,    Anderung,

(i)	the conclusion, notarisatiofl,
implementation,    amendment, approval,    cancellation    or
1

Genehmigung, Kundigung oder

termination

of    security

Beendigung .    van

agreements    (including    the

Sicherheitenvertragen (einschlief11ich der    Freigabe oder Kundigung von darunter bestellten Sicherheiten), und
die    Schaffung    anderer

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release or cancellation of security granted under such agreements); and

(ii)	the establishment of other secu

Sicherheiten    sowie Finanzierungsvertrage Nebenvertrage,        die Sicherheitentreuhander Einklang            mit Bestimmungen        der heitenvereinbarung wurden,    jeweils    auf

anderer
und dem im den
Sicher gewahrt
Basis

rity as well as other financing agreements and ancillary agreements granted to the Col lateral Agent in accordance with the terms of the Collateral Agreement on such terms and conditions which the acting At torney considers appropriate in solcher Bedingungen, die der handelnde Bevol)machtigte nach freiem Ermessen als angemessen betrachtet,
wobei dies auch die Verpfandung von Anteilen sowie sonstige vorbereitende und ausfuhrende Dokumente, Mitteilungen    und    Berichte, Kommunikationen mit staatlichen Einrichtungen und das Einholen von erforderlichen        Genehmigungen umfasst;

2
zur Vertretung bei alien Rechtshandlungen und Tatigkeiten, die im unmittelbaren. oder mittelbaren Zusammenhang mit der Verwirklichung der obigen Zielvorgaben stehen oder diesen zutraglich sind; einschlier..lich, aber nicht beschrankt auf die Einholung notarieller Beglaubigungen von Dokumenten; und

3
in Bezug auf Grundbesitz, zur Vertretung bei jede Art von Rechtsgeschaften,    insbesondere Erwerb, Veraur..erung und Tausch, der Abgabe und Annahme von Kaut und Verkaufsangeboten, der Abgabe und Entgegennahme von Erklarungen (wie

z.B. Mahnungen, Kundigungen, Bewilligungen, Verzichtserklarungen, Mietvertragen und Nachtragen, etc.) sowie der Stellung von Antragen aller Art ("Rechtshandlungen") in Bezug auf GrundstOcke, grundstUcksgleich its absolute and unfettered dis cretion,

whereas this shall include, in particular, pledges of shares and, without limitation, the preparation and execution of docu ments, notices and reports, the commu nication with governmental bodies and the obtaining of necessary approvals;

2 to engage in any and all acts, things, and activities which are related to, inci dental or conducive, directly or indirectly, to the attainment of the foregoing objec tives, including, but not limited to obtain ing the notarisation of any documents; and

3 with respect to real estate, to represent it in legal transactions of any type, in par ticular any acquisition, sale as well as exchange, making and receipt of sale and purchase offers, making and receipt of declarations_(such as reminders, no tices of termination, deeds of grant, waivers, lease agreements and amend ments, etc.) as well as filing of applica tions of any kind ("Legal Acts") with re gard to any real property, rights equiva lent to real proprty (e.g. hereditary building rights}, rights in any real proper-

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Rechte (z.B. Erbbaurechte), Rechte an GrundstGcken, Zubehor und Bestandteile oder bewegliche Sachen, altrechtliche    Anteile,
Miteigentumsanteile, Wohnungs-, Teil und Sondereigentum sowie in Bezug auf Teile oder Teilflachen an GrundstGcken    (insgesamt "Grundbesitz" genannt) und bei jeder Art van Anspruchen oder Verpftichtungen · in Bezug auf Grundbesitz.

ty, accessory property and appurte nances, movable objects, property inter ests arising from laws pre-dating the BGB (German Civil Code), co-ownership interests, condominium units and partial ownership units and individual property, as well as with regard to parts or partial areas of real property (in total referred to hereinafter as "Real Estate"), as well as in connection with any type of claims or commitments with regard to Real Estate.

Fur die Zwecke dieser Ziffer 3    For the purposes of this Number 3,

umfasst die Vollmacht namentlich aber nicht abschlieP..end:

this Power of Attorney includes in partic ular but is not limited to:

(i)

die Vertragsbedingungen eines Erwerbs oder    einer VerauP..erung van Grundbesitz zu vereinbaren, zu andern und aufzuheben; den Empfang der Gegenleistung und die Erteilung einer Quittung hierOber;

(i)

the power to agree, amend or cancel the contractual terms and conditions of the purchase or safe of any Real Estate; the re ceipt of any consideration there fore and issue any receipt there on;

(ii)

die Auftassung oder sonstige dingliche Obertragung des Grundbesitzes zu erklaren und die daffir erforderlichen Antrage zu stellen;

(ii) the power to declare any conveyance or other real transfer of the Real Estate as well as to file the applications required in this regard;

(iii)

alle Rechtshandlungen in Bezug auf Verwaftervertrage, Nachbarvereinbarungen und Versorgungsvertrage sowie sonstige Vertrage im Zusammenhang    mit Gr!-Jndbesitz;

(iii)

all legal acts with regard to facili ty management agreements, neighbourhood agreements and utility supply agreements as well as any other agreements in con nection with Real Estate;

(iv)

die Bestellung, U:ischung oder Anderung    van
Grunddienstbarkeiten, beschrankt        personlicher Dienstbarkeiten oder sonstiger in Abt. II des Grundbuchs einzutragender            Rechte, insbesondere    Vormerkungen, und    deren    Eintragung    im Grundbuch im Zusammenhang mit Grundbesitz;

{iv) the creation, deletion or amend ment of real servitudes, limited personal servitudes or other rights to be entered into divi sion II of the land register, in par ticular priority notations of con veyance, and their entry in the land register in connection with
Real Estate;
I

A17669256/1.0/25 Jul 2014

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die Bestellung, Loschung oder Anderung von Baulasten;
alle    Rechtshandlungen        im Zusammenhang mit (i) dem Abschluss                eines Finanzierungsvertragi:is zwischen dem Vollmachtgeber und        einem        Finanzierer hinsichtlich des Erwerbs oder der    Refinanzierung        von Grundbesitz,    und        (ii)    dem

(v)

(vi)

the creation, deletion or amend ment of public easements;
all Legal Acts in connection with
(i)entering into a financing agreement between the Grantor of Power and a financier regard ing the acquisition or refinancing of Real Estate, as well as
(ii)entering into security agree ments relating thereto and per taining agreements and declara

Abschluss Zusammenhang

hiermit	im stehender

tions;

Sicherheitenvertrage

und

dazugehoriger Vertrage	und Erklarungen;

(vii)
die Begrundung, Aufhebung, Anderung        und    Obernahme dinglich                    gesicherter Verbindlichkeiten    sowie        die Obernahme und Bewilligung von Grundpfandrechten (auch deren    Loschung        und Obertragung),    die Erklarung von Schuldilbemahmen und Schuldbeitritten,            und        den Vollmachtgeber        wegen    aller Zahlungsverpflichtungen personlich und das Grundstilck dinglich        der            sofortigen Zwangsvollstreckung        zu unterwerfen (§ 800 ZPO);

(viii)	Antrage bei Grundbuchamtern und Behorden aller Art im Zusammenhang mit Gr\Jndbesitz zu . stellen, zu andern und zurilckzunehmen sowie Auskilnfte: einzuholen und Akteneinsicht zu nelimen; und

(ix)	den Abschluss von Mietvertragen und Nachtragen zu Mietvertragen, sowie sonstige Erklarungen im Zusammenhang mit den Grundsti.icken abzugeben, wie
z.B.    die    VerfiJgung    i.iber

(vii)
the creation, cancellation, amendment and assumption of liabilities secured by collateral security, as well as the assump tion and granting of security in terests in land .Oncluding their deletion and assignment), the declaration of assumptions of debt and co-obligations, and the dedaration of the submission of the Grantor of Power in perso nam and of the Real Property in rein to immediate judicial en
forcement (Sec. 800 German Code on Civil Procedure);

(viii)
to file, amend and withdraw applications with land registries and authorities of any kind in connection with Real Estate as well to obtain information and request accessing records of a local authority; and

(ix)
the conclusion of lease agree ments and amendment agree ments to lease agreements as well as to make declarations in connectionwith the Real Proper ties, such as e.g. the disposiUon over tenant servitudes.

LINKLATERS

Mieterdienstbarkeiten.
Bevollmachtigten warden samtliche Befugnisse    gewahrt,    um    alle Rechtshandlungen jeglicher Art, die im Rahmen der Ausfuhrung des oben Genannten erforderlich und an!;Jemessenen sind, vorzunehmen, und -zwar in jeder Hinsicht so, wie die Gesellschaft fQr sich selbst handeln konnte.
Jeder Bevollmachtigte ist von den Beschrankungen des § 181 BGB (oder ahnlichen Beschrankungen, die aus jedem anderen anwendbaren Recht resultieren) befreit und kann daher insbesondere gleichzeitig als Vertreter fur andere Vollmachtgeber    handeln.    Jeder Bevollmachtigte ist berechtigt, Untervoltmacht zu erteilen.
Der Vollmachtgeber stellt hiermit jeden Bevollmachtigten von samtlichen Anspruchen, Kosten und Schaden frei, die diesen infolge der AusObung dieser Vollmacht entstehen.
Der Vof!machtgeber wird auf entsprechendes Verlangen samtliche Erklarungen und Handlungen genehmigen, die ein Bevollmachtigter in Ausubung dieser Vollmacht rechtmal1ig abgibt oder vornimmt.
Im Zweifelsfall soil die Vollmacht umfassend ausgelegt warden, um den Zweck ihrer Erteilung zu verwirklichen.
Der fQr die Vollmacht mal1gebliche Text ist derjenige, der in deutscher Sprache abgefasst ist. Bel einer unterschiedlichen Auslegung des englischsprachigen    und    des deutschsprachigen Textes hat also der deutsche Text Vorrang.
Diese Vollmacht wird unmittelbar wirksam und endet zum fruheren der nachfolgenden Termine: (i) am(,'£B15 oder (ii) bei Widerruf durch die Gsellschaft oder (iii)'wenn die Bevollmachtigten nicht mehr im Dienst der Gesellschaft oder Tochtergesellschaft derselben stehen.
Die den Bevollmachtigten durch diese Vollmacht gewahrte Befugnis ist nicht auf eine andere Partei oder juristische Person
A17669256/1.0/25 Jul 2014

The Agents are given and granted all power and authority to do and perform each and every act and thing whatsoever requisite, necessary and proper to be done in the performance of the above to all intents and purposes as the Com pany might or could do if it were acting for itself.

Each Agent is released from the restrictions of
§ 181 German Civil Code (or any similar re strictions pursuant to any other applicable law) and is thus, in particular authorised to act at the same time for another principal. Each Agent is authorised to delegate its power of attorney and issue sub-powers of attorney.

The Granter of Power agrees to indemnify each Agent against all claims, costs and losses in curred by them in connection with the exercise of this Power of Attorney.
The Granter of Power undertakes upon request to ratify all declarations and actions lawfully made by any Agent pursuant to this Power of Attorney.

In the case of doubt, this power of attorney shall be broadly interpreted in order to realise the purpose for which it has been granted.
The text decisive for this Power of Attorney shall be the one written in the German language. Where there are differences of interpretation between the English and the German text, the German text shall prevail.

This Power of Attorney shall become effective immediately and shall expire upon the earlier of
(i) I 15 or (ii) a revocation by the Com
pany or (iii) the Attorneys no longer being re tained on behalf of the Company or an affiliate of the Company.

The authority granted to the Attorneys by this Power of Attorney is not transferable to any

6

State of New York    } ss:
County of New York

No.    58871

I, Norman Goodman, Clerk of the County of New York, and Clerk of the Supreme Court in and for said county, the same being a court of record having a seal, DO HEREBY CERTIFY THAT
DANNY LEE
whose name is subscribed to the annexed original instrument has been commissioned and qualified as a NOTARY PUBLIC .....................................................................................................
and has filed his/her original signature in this office and that he/she was at the time of taking such proof or acknowledgment or oath duly authorized by the laws of the State of New York to take the same: that he/she is well acquainted with the handwriting of such public officer or has compared the signature on the certificate of proof or acknowledgment or oath with the original signature filed in his/her office by such public officer and he/she believes that the signature on the original instrument is genuine.
IN WITNESS WHEREOF, Ihave hereunto set my hand and my official seal this
02nd day of December, 2014

t    iii

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1 <,,/2014

other party or entity.

Durch/ By:

Name:

Titelmtle:    Managing Director

Catherine F. Donohue Vice President

STATE OF NEW YORK COUNTY OF NEW YORK

UNTERSCHRIFTENBEGLAUBIGUNG
Am /J;..v/J?'!&i.J-.e..12014 erschienen var mir, dem Unterfeichner, einem Notar im und fOr den genannten Bundesstaat, personlich

CERTIFICATION
On the j_ day of JJ.u    in the
year 2014 before me, the undersigned, a No
tary Public in and for said State, personally appeared

Joseph Panepinto Catherine F. Donuhue

personlich bekannt oder ausgewiesen durch zufriedenstellenden Nachweis, die Personen zu sein, deren Namen auf dem Schriftsti.ick eingetragen sind, und bestatigten, dass s1e Jenes SchriftstOck selbst ausgefertigt haben, und dass durch ihre Unterschriften das SchriftstOck als durch sie oder die Peson, im Nameh derer sie handelten, ausfertigt gilt.

personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the·same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individ ual acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL

DANNY LEE, NOTARY PUBLIC

Slate of New York, NO. 01LE6161129 Qualifiedin fllew York County	.---
Commission Expires February 20, 20

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